Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the OncoMed Pharmaceuticals, Inc. 2004 Stock Incentive Plan, 2013 Equity Incentive Award Plan, and 2013 Employee Stock Purchase Plan of our report dated April 2, 2013 (except for the last paragraph of Note 2, as to which the date is July 17, 2013), with respect to the financial statements of OncoMed Pharmaceuticals, Inc. included in the Registration Statement on Form S-1 (No. 333-181331) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 30, 2013